EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2014

ELK GROVE VILLAGE, Ill., Dec. 12, 2013 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2013.

Revenues increased to $56.6 million for the second quarter of fiscal 2014 from $52.7 million for the same quarter in the prior year. Net income increased to $784,654 in the second fiscal quarter compared to $482,834 for the same period in the prior year. Basic and diluted earnings per share were $0.20 and $0.19 respectively, for the quarter ended October 31, 2013, compared to basic and diluted earnings per share of $0.12 for the same quarter in fiscal 2013.

For the six months ended October 31, 2013, revenues increased to $112.7 million compared to $100.4 million for the same period ended October 31, 2012. Net income for the period ended October 31, 2013 was $1,752,121, compared to $389,690 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2013, were $0.44 and $0.43, respectively, compared to basic and diluted earnings per share of $0.10 for the six months ended October 31, 2012.

Commenting on SigmaTron's second quarter fiscal 2014 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "I am pleased to report that SigmaTron followed up its excellent first quarter results with a strong second quarter. Furthermore, the results for the second quarter include expenses of $300,410 related to the Tender Offer filed with the SEC on October 1, 2013. The comparison of this second quarter to last year's second quarter is favorable in terms of revenue and earnings and halfway through fiscal 2014, we have some nice momentum.

"As mentioned in our first quarter press release, we are continuing to see the benefits in terms of revenue and scale from several new customers and new programs that had previously been delayed.  We are hopeful that the momentum will continue and we have several new opportunities that we believe will help set the stage for fiscal 2015 if our customers' products meet their expectations.  We are looking at modest expansions at several of our offshore facilities during the second half of this fiscal year, which is also a good sign.

"With that said, the economy remains volatile, the cost of doing business is increasing, especially in the United States and long term planning remains difficult. Short term there could be swings in demand as customers try to manage their inventory for calendar year end.  Pricing pressures also continue from both customers and suppliers and we plan to continue to manage our expenses conservatively.  However, we are continuing to leverage the assets that came to us with the Spitfire acquisition and we believe we continue to be well positioned to handle the challenges that we face."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth, including its integration of the Spitfire operation acquired in May 2012. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2013	2012	2013	2012

Net sales	$56,577,287	$52,729,395	$112,743,348	$100,358,624

Cost of products sold	50,581,151	47,326,225	100,458,804	90,249,556

Gross profit	5,996,136	5,403,170	12,284,544	10,109,068

Selling and administrative expenses	4,839,754	4,679,755	9,695,312	9,345,160

Operating income	1,156,382	723,415	2,589,232	763,908

Other expense	206,571	216,870	399,081	405,207

Income (loss) from operations before income tax	949,811	506,545	2,190,151	358,701

Income tax expense (benefit)	165,157	23,711	438,030	(30,989)

Net income (loss)	$784,654	$482,834	$1,752,121	$389,690

Net income (loss) per common share -- basic	$0.20	$0.12	$0.44	$0.10

Net income (loss) per common share -- assuming dilution	$0.19	$0.12	$0.43	$0.10

Weighted average number of common equivalent shares outstanding - assuming dilution	4,037,627	4,002,264	4,028,681	3,989,180

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2013	2013

Assets:

Current assets	$78,324,313	$78,939,507

Machinery and equipment-net	32,523,164	28,567,052

Intangibles	5,775,710	5,949,434
Goodwill	3,222,899	3,222,899
Other assets	758,907	910,025

Total assets	$120,604,993	$117,588,917

Liabilities and stockholders' equity:

Current liabilities	$35,074,679	$38,129,159

Long-term obligations	31,731,627	27,476,027

Stockholders' equity	53,798,687	51,983,731

Total liabilities and stockholders' equity	$120,604,993	$117,588,917
CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095